Exhibit 10.2

Hewlett-Packard Company 3000 Hanover Street Palo Alto, California 94304

September 27, 2011

Ms. Margaret C. Whitman

c/o Hewlett-Packard Company

3000 Hanover Street

Palo Alto, CA 94304

Dear Meg,

This letter constitutes HP’s conditional offer of employment for the position of President and Chief Executive Officer of Hewlett-Packard Company, reporting to the Board of Directors.

Thank you for your interest in leading the talented team at Hewlett-Packard. We are a company unlike any other. It’s a fact underscored by our leadership across customer segments; by our presence and leadership in key regions around the world and by our rich technology portfolio. As proud as we are of these capabilities, we are equally proud of the things that define our character as a company: the dedication of our people, our standards and values, and the depth of our commitment to global citizenship. Based on our conversations, this will confirm your start date was Thursday, September 22, 2011.

Our expectation is that your overall Total Rewards package will be targeted within a competitive range of the market median of HP’s peer group.

Your initial base salary will be one dollar ($1) per year.  Base pay is typically reviewed annually as part of HP’s performance review cycle.

In addition to your base salary, you will be eligible to participate in the Hewlett-Packard Company 2005 Pay-for-Results Plan (PfR), as amended. For the fiscal year beginning November 1, 2011, you will be eligible for a target bonus opportunity equal to $2,400,000, with a maximum bonus opportunity equal to 2.5 times your target bonus, subject to the PfR plan’s terms and conditions. The bonus is not guaranteed and will be based on company, business unit, and individual performance.

We are pleased to offer you a non-qualified stock option to purchase 1,900,000 shares of HP stock. This option will be granted by HP’s Board of Directors.  The grant date will be the date the Board meets to award these options, and the price will be the fair market value of HP stock on that date.  The option will be subject to the terms of the Amended and Restated Hewlett-Packard Company 2004 Stock Incentive Plan, and the Award Agreement, and will vest as shown in Schedule A, as more fully set forth in the Award Agreement.

We will recommend to the Board that you be considered for future participation in HP’s equity incentive programs based upon your responsibilities, company performance, and prevailing market conditions.

You will be subject to HP’s executive stock ownership guidelines, except your guideline will be based on a notional base salary of $1,200,000 instead of your actual salary of $1.  These guidelines are subject to review by the Human Resources and Compensation Committee of the Board of

Directors (“HRC”) from time to time, and currently require that, within five years, the CEO hold HP shares with a value of five times salary (i.e., $6 million).  Shares counted toward these guidelines include any shares you hold directly or through a broker, shares held through the HP 401(k) Plan, shares held as restricted stock, shares underlying restricted stock units, and shares underlying vested but unexercised stock options (50% of the in-the-money value of such options is used for this calculation).

You will receive Company perquisites on at least the same level as the Company’s other senior executive officers, in accordance with Company policies.

Please note that the position you are being offered would qualify you as a “Section 16 officer” of HP. If you are a Section 16 officer within 90 days of your termination, severance benefits are provided under the HP Severance Plan for Executive Officers (the “Severance Plan”), as in effect at your termination. Currently under the Severance Plan, if your employment terminates as a result of a “qualifying event,” you will be eligible to receive a lump sum severance payment equal to 1.5 times your annual base salary plus the average of your actual bonuses paid under the PfR Plan during the preceding three years (or your actual period of employment, if less), subject to your execution of a release of claims in favor of HP.

Under the Severance Plan, a “qualifying event” means your involuntary termination without Cause. The Severance Plan defines the term “Cause” as a participant’s:

•    Material neglect (other than as a result of illness or disability) of his or her duties or responsibilities to HP; or

•    Conduct (including action or failure to act) that is not in the best interest of, or is injurious to, HP.

Under the Severance Plan, a participant is not deemed to have engaged in conduct constituting Cause except by a majority vote of the members of HP’s Board of Directors or an independent committee thereof.

Hewlett-Packard has a broadly competitive benefits program. You will be eligible to participate in HP’s U.S. benefit plans on the same basis as other similarly-situated employees:

•                  401(k) — HP provides a discretionary matching contribution of up to four percent of eligible pay that you contribute, subject to three-year vesting.

•                  Health and welfare plans, including medical, disability and life insurance coverage as elected.

•                  Executive Deferred Compensation Program

•                  Paid time-off in accordance with the standard Hewlett-Packard Company policy, but no less than 25 days per year (first year pro-rated based on date of hire).

•                  Financial Counseling

Please understand your employment with the Company would be on an at-will basis, and as such, would be for an indefinite term and may be ended, with or without cause, at any time by either you or the Company, with or without previous notice.

Should you wish to accept this offer of employment, please sign this letter and the attached HP Agreement Regarding Confidential Information and Proprietary Developments.

If you accept this offer as set forth above, you will also need to meet the following conditions to be eligible for employment with HP (you will receive additional information on each following your acceptance):

Employment Background Screen. Hewlett-Packard is committed to providing a safe and productive working environment. Therefore, as part of the new hire process you will be required to successfully complete an employment background screen, which includes verification of such things as prior employment, educational background, criminal conviction and civil judgment histories.

Verification relating to export controls:  This offer and your employment are conditional upon the company obtaining satisfactory verifications relating to export controls for any job related technical data required for the position for which you are being hired.

In addition, where applicable, this offer and your employment are conditional upon the Company receiving satisfactory references or background check results, and medical reports.  Please note that in the event the Company is not satisfied with any of these items, the Company reserves the right to withdraw or delay this offer of employment.

Timely Completion of I-9 Form (Legal US Work Authorization). This offer is contingent upon your compliance with the Immigration Reform and Control Act of 1986. In essence, the act requires you to establish your identity and employment eligibility. If you accept this offer, you will be required to complete Section 1 of the Employment Eligibility Verification Form (I-9) and present the documents identified to your site security representative for section 2 to be completed. Additional information will be forthcoming.

Standards of Business Conduct (“SBC”). If you choose to accept this offer, you will receive our Standards of Business Conduct and U.S. Drug Policies. Adherence to these policies, including subsequent changes, is required of all employees.

By accepting this offer, you confirm that you are legally entitled to work for the Company in the position identified, and that you are not bound by any restrictive covenant, non-competition agreement, non-solicitation agreement or other circumstance that would prevent you from accepting this position or limit your effectivenes from performing your role with the Company.  You agree that you either have not taken or have returned all confidential information (e.g., trade secrets, confidential business or technical information or know-how not generally known to the public) belonging to any previous employer or other third party and will not bring any such confidential information with you to the Company, nor will you use and/or disclose any such confidential information during the course and/or scope of your employment with the Company.

Further, should you decide to accept this offer of employment, please be advised that the Company’s SBC requires you to honor any agreements you have with your previous employers, including obligations regarding the disclosure or use of proprietary information (as applicable).

Hewlett-Packard is also committed to providing reasonable accommodations to employees with disabilities. If you need accommodations, please discuss them with your manager.

If you have any questions regarding this employment offer, please call Tracy Keogh at (650) 857-8021. We sincerely hope you choose to join Hewlett-Packard and look forward to hearing from you soon.

Sincerely,

/s/ Lawrence T. Babbio, Jr.	/s/ Tracy Keogh
Lawrence T. Babbio, Jr.	Tracy Keogh
Chairman of the Human Resources and Compensation Committee of the Board of Directors of Hewlett-Packard Company	Executive Vice President, Human Resources Hewlett-Packard Company

cc:   File

BY MY SIGNATURE BELOW, I ACCEPT THE TERMS OF EMPLOYMENT OUTLINED IN THIS LETTER.

/s/ Margaret C. Whitman	September 27, 2011
Margaret C. Whitman	Date

Schedule A
to Margaret C. Whitman Offer Letter

Overview of Sign-on Option Vesting Schedule

Option for 1,900,000 shares

Option term:  8 years

Grant date:  September 27, 2011

The option is divided into three tranches of 300,000, 800,000 and 800,000 options respectively.  Different vesting requirements apply to each tranche.

Tranche #1 (300,000 options) will vest 100,000 options per year on each of the first three anniversaries of the grant date, subject to continued employment.

Tranche #2 (800,000 options) will vest, if at all, upon satisfaction of both the service and performance requirements described below prior to the expiration date of the option, and subject to continued employment.

•                  The service requirement for Tranche #2 will be satisfied provided you are employed by HP or an affiliate on the first anniversary of the grant date.

•                  The performance requirement for Tranche #2 will be satisfied if the closing price of HP stock on the New York Stock Exchange meets or exceeds 120% of the exercise price for at least 20 consecutive trading days during the term of the option.

Tranche #3 (800,000 options) will vest, if at all, upon satisfaction of both the service and performance requirements described below prior to the expiration date of the option, and subject to continued employment.

•                  The service requirement for Tranche #3 will be satisfied provided you are employed by HP or an affiliate on the second anniversary of the grant date.

•                  The performance requirement for Tranche #3 will be satisfied if the closing price of HP stock on the New York Stock Exchange meets or exceeds 140% of the exercise price for at least 20 consecutive trading days during the term of the option.

HP Agreement Regarding Confidential Information and Proprietary Developments

(With Protective Covenants Relating to Post-Employment Activity)

Name : Margaret C. Whitman

1.   Relationship to Employment.  I desire to be employed by Hewlett-Packard Company or by one of its affiliates or subsidiaries (collectively, “HP” or the “Company”).  This Agreement states important terms that will apply during and after my employment by HP.  I understand, however, that nothing relating to this Agreement will be interpreted as a contract or commitment whereby HP is deemed to promise continuing employment for a specified duration.

2.   Confidential Information.  This Agreement concerns trade secrets, confidential business and technical information, and know-how not generally known to the public (hereinafter “Confidential Information”) which is acquired or produced by me in connection with my employment by HP.  Confidential Information may include, without limitation, information regarding HP organizations, staffing, finance, structure, employee performance, compensation of others, research and development, manufacturing and marketing, files, keys, certificates, passwords and other computer information, as well as information that HP receives from others under an obligation of confidentiality.  I agree to abide by HP’s Confidential Information Policy and specifically agree that with regard to HP Confidential Information:

a.  to use such information only in the performance of HP duties;

b.  to hold such information in confidence and trust; and

c.  to use all reasonable precautions to assure that such information is not disclosed to unauthorized persons or used in an unauthorized manner, both during and after my employment with HP.

I further agree that any organizational information or staffing information learned by me in connection with my employment by HP is the Confidential Information of HP, and I agree that I will not share such information with any recruiters or any other employers, either during or subsequent to my employment with HP; further, I agree that I will not use or permit use of such as a means to recruit or solicit other HP employees away from HP (either for myself or for others).

3.   Proprietary Developments.  This Agreement also concerns inventions and discoveries (whether or not patentable), designs, works of authorship, mask works, improvements, data, processes, computer programs and software (hereinafter called “Proprietary Developments”) that are conceived or made by me alone or with others while I am employed by HP and that relate to the research and development or the business of HP, or that result from work performed by me for HP, or that are developed, in whole or in part, using HP’s equipment, supplies, facilities or trade secrets information.  Such Proprietary Developments are the sole property of HP, and I hereby assign and transfer all rights in such Proprietary Developments to HP.  I also agree that any works of authorship created by me shall be deemed to be “works made for hire.”  For all Proprietary Developments, I further agree:

a. to disclose them promptly to HP;

b. to sign any assignment document to formally perfect and confirm my assignment of title to HP;

c. to assign any right of recovery for past damages to HP; and

d. to execute any other documents deemed necessary by HP to obtain, record and perfect patent, copyright, mask works and/or trade secret protection in all countries, in HP’s name and at HP’s expense.

I understand that HP may assign and/or delegate these rights.  I agree that, if requested, my disclosure, assignment, execution and cooperation duties will be provided to the entity designated by HP.

In compliance with prevailing provisions of relevant state statutes,* this Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer  or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

4.   Respect for Rights of Former Employers.  I agree to honor any valid disclosure or use restrictions on information or intellectual property known to me and received from any former employers or any other parties prior to my employment by HP.  I agree that without prior written consent of such former employers or other parties, I will not knowingly use any such information in connection with my HP work or work product, and I will not bring onto the premises of HP any such information in whatever tangible or readable form.

5.   Work Product.  The product of all work performed by me during and within the scope of my HP employment including, without limitation, any files, presentations, reports, documents, drawings, computer programs, devices and models, will be the sole property of HP.  I understand that HP has the sole right to use, sell, license, publish or otherwise disseminate or transfer rights in such work product.

6.   HP Property.  I will not remove any HP property from HP premises without HP’s permission.  Upon termination of my employment with HP, I will return all HP property to HP unless HP’s written permission to keep it is obtained.

7.   Protective Covenants.  I acknowledge that a simple agreement not to disclose or use HP’s Confidential Information or Proprietary Developments after my employment by HP ends would be inadequate, standing alone, to protect HP’s legitimate business interests because some activities by a former employee who had held a position like mine would, by their nature, compromise such Confidential Information and Proprietary Developments as well as the goodwill and customer relationships that HP will pay me to develop for the Company during my employment by HP.  I recognize that activities that violate HP’s rights in this regard, whether or not intentional, are often undetectable by HP until it is too late to obtain any effective remedy, and that such activities will cause irreparable injury to HP.  To prevent this kind of irreparable harm, I agree that for a period of twelve months following the termination of my employment with HP, I will abide by the following Protective Covenants:

(a)  No Conflicting Business Activities.  I will not provide services to a Competitor in any role or position (as an employee, consultant, or otherwise) that would involve Conflicting Business Activities (but if I am a resident of California and subject to the laws of California, the restriction in this clause (paragraph 7, subpart (a)) will apply only to Conflicting Business Activities that result in unauthorized use or disclosure of HP’s trade secrets); however, in the event my employment with HP terminates as a result of a Workforce Restructuring program or similar reduction in force, the restriction in this clause (paragraph 7, subpart (a)) will not apply;

(b)  No Solicitation of Customers.  I will not (in person or through assistance to others) knowingly participate in soliciting or communicating with any customer of HP in pursuit of a Competing Line of Business if I either had business-related contact with that customer or received Confidential Information about that customer in the last two years of my employment at HP (but if I am  a resident of California and subject to the laws of California, the restriction in this clause (paragraph 7, subpart (b)) will apply only to solicitations or communications made with the unauthorized assistance of HP’s trade secrets);

(c)  No Solicitation of HP Employees.  I will not (in person or through assistance to others) knowingly participate in soliciting or communicating with an HP Employee for the purpose of persuading or helping the HP Employee to end or reduce his or her employment relationship with HP if I either worked with that HP Employee or received Confidential Information about that HP Employee in the last two years of my employment with HP; and

(d)  No Solicitation of HP Suppliers.  I will not (in person or through assistance to others) knowingly participate in soliciting or communicating with an HP Supplier for the purpose of persuading or helping the HP Supplier to end or modify to HP’s detriment an existing business relationship with HP if I either worked with that HP Supplier or received Confidential Information about that HP Supplier in the last two years of my employment with HP.

As used here, “Competitor” means an individual, corporation, other business entity or separately operated business unit of an entity that engages in a Competing Line of Business. “Competing Line of Business” means a business that involves a product or service offered by anyone other than HP that would replace or compete with any product or service offered or to be offered by HP with which I had material involvement while employed by HP (unless HP and its subsidiaries are no longer engaged in or planning to engage in that line of business). “Conflicting Business Activities” means job duties or other business-related activities in the United States or in any other country where the HP business units in which I work do business, or management or supervision of such job duties or business-related activities,  if such job duties or business-related activities are the same as or similar to the job duties or business-related activities in which I participate or as to which I receive Confidential Information in the last two years of my employment with HP.  “HP Employee” means an individual employed by or retained as a consultant to HP or its subsidiaries. “HP Supplier” means an individual, corporation, other business entity or separately operated business unit of an entity that regularly provides goods or services to HP or its subsidiaries, including without limitation any OEM, ODM or subcontractor.

8.   Enforcement.  I make these agreements to avoid any future dispute between myself and HP regarding specific restrictions on my post-employment conduct that will be reasonable, necessary and enforceable to protect HP’s Confidential Information and Proprietary Developments and other legitimate business interests.  The Protective Covenants are ancillary to the other terms of this Agreement and my employment relationship with HP.  This Agreement benefits both me and HP because, among other things, it provides finality and predictability for both me and the Company regarding enforceable boundaries on my future conduct.  Accordingly, I agree that this Agreement and the restrictions in it should be enforced under common law rules favoring the enforcement of such agreements.  For these reasons, I agree that I will not pursue any legal action to set aside or avoid application of the Protective Covenants.

9.   Notice of Post-Employment Activities.  If I accept a position with a Competitor at any time within twelve months following termination of my employment with HP, I will promptly give written notice to the senior Human Resources manager for the HP business sector in which I worked, with a copy to HP’s General Counsel, and will provide HP with the information it needs about my new position to determine whether such position would likely lead to a violation of this Agreement (except that I need not provide any information that would include the Competitor’s trade secrets).

10.  Relief; Extension. I understand that if I violate this Agreement (particularly the Protective Covenants), HP will be entitled to injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction and any other legal and equitable relief allowed by law.  Injunctive relief will not exclude other remedies that might apply.  If I am found to have violated any restrictions in the Protective Covenants, then the time period for such restrictions will be extended by one day for each day that I am found to have violated them, up to a maximum extension equal to the time period originally prescribed for the restrictions.

11.  Severability; Authority for Revision; Inure to Successors.  The provisions of this Agreement will be separately construed.  If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein will remain in full force and effect as if the provision so determined had not been contained herein.  If the restrictions provided in this Agreement are deemed unenforceable as written, the parties expressly authorize the court to revise, delete, or add to such restrictions to the extent necessary to enforce the intent of the parties and to provide HP’s goodwill, Confidential Information, Proprietary Developments and other business interests with effective protection.  The title and paragraph headings in this Agreement are provided for convenience of reference only, and shall not be considered in determining its meaning, intent or applicability.  This Agreement will inure to the benefit of the parties’ heirs, successors, and assigns.

12.  Governing Law.  This Agreement will be governed by the laws of the state in which I reside at the time of its enforcement.

Signature:	/s/ Margaret C. Whitman

Date:	September 27, 2011

*Including:  California Labor Code Section 2870;  Delaware Code Title 19 Section 805;  Illinois 765ILCS1060/1-3, “Employees Patent Act”;  Kansas Statutes Section 44-130; Minnesota Statutes 13A Section 181.78;  North Carolina General Statutes Article 10A, Chapter 66, Commerce and Business, Section 66-57.1;  Utah Code Sections 34-39-l through 34-39-3, “Employment Inventions Act”; Washington Rev. Code, Title 49 RCW:  Labor Regulations, Chapter 49.44.140.

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